Exhibit 99.1

401 E. Ontario St, Suite 2301 Chicago, IL 60611 Tel: 312.420.8582

May 12, 2015

Mr. Chris McGurk

Chairman & CEO

Cinedigm Corporation

1901 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

Dear Chris,

Sabra Capital Partners, LLC is a private investment firm based in Chicago, IL. As you’re aware from our prior discussions, we have been a long-term investor in Cinedigm Corp (“Cinedigm” or the “Company”) holding stock since early 2013; investment funds that we manage currently own 2.7% of the Company’s common stock. In addition, we own nearly 10% of the Company’s 2013 Notes. Based on publicly available data, it is our understanding that we are one of Cinedigm’s largest shareholders. We have opportunistically purchased shares throughout the last two years and participated in several secondary transactions to support the Company’s growth plans. In essence, we have been a firm and strong supporter of the Company given our view of the sizeable growth opportunity in both the base distribution business and emerging OTT strategy (“CEG”), with long-term support from the deployment and services businesses.

However, the Company’s recent missteps have destroyed shareholder value and we no longer believe the current composition of the board is protecting the best interests of the very shareholders it is obligated to represent. Eighteen months after spending $51.5mm on Gaiam Vivendi Entertainment in October 2013 -- which was purported to generate $15mm in EBITDA, Cinedigm has yet to generate positive cash flow from the acquisition and is currently seeking $30mm in damages. Even more baffling, the Company proceeded with an ill-advised and highly dilutive $64mm convertible offering in April 2015 despite the strongest protest from investors. To champion the deal as a success with the 25% premium after the stock fell 40% is delusional and disingenuous at best. Such actions display a complete disregard for shareholder value. The Company has demonstrated a concerning penchant for spending shareholder money unwisely. We are hereby advocating for a more disciplined approach to the Company’s expenditures and capital allocation.

First, we believe an immediate and large share repurchase program of no less than $15mm is warranted to mitigate part of the dilution from the recently concluded convertible deal. Moreover, the Company should evaluate and pursue strategic alternatives for both its deployment and services segments. As illustrated in the tables below, a potential sale could unlock substantial capital (~$100mm above the current non-recourse debt outstanding) to prudently reinvest in the core CEG business and support further share repurchases. In addition, such a separation of the businesses will create a pure-play content distribution player with a clean balance sheet and high growth prospects. As a result, investors are likely to award the Company a higher multiple in the marketplace while lowering its cost of capital.

Table 1: Value of Deployment & Services Segments

Sum of Parts Value ($ in 000s, except per share)
PV of Deployment Cash Flow (+)	$217,863
Non-recourse Debt 12/31/14 (-)	$(168,456)
Digital Services (+)	$46,762
Combined Value	$96,169

Source: Company Filings and Sabra Capital Research

Sabra Capital Partners, LLC	Tel: 312.420.8582

Table 2: Deployment & Services Cash Flow

	DEPLOYMENT CASH FLOWS ($ in 000s, except per screen)
	FY 2012		FY 2013		FY 2014		FY 2015		FY 2016		FY 2017		FY 2018		FY 2019		FY 2020		FY 2021		FY 2022
	A		A		A		E		E		E		E		E		E		E		E

Phase I	$44,034		$39,646		$36,309		$36,675		$40,890		$38,845		$24,534		$11,858		$11,858		$10,222		$10,222
Phase II	13,033		12,464		12,146		12,335		13,407		13,750		13,750		13,750		12,875		9,457		3,823
Total Deployment Rev	$57,067		$52,110		$48,455		$49,011		$54,297		$52,595		$38,284		$25,608		$24,733		$19,679		$14,046

Y/Y Growth	14.3%		(8.7%)		(7.0%)		1.1%		10.8%		(3.1%)		(27.2%)		(33.1%)		(3.4%)		(20.4%)		(28.6%)
Q/Q Growth	NA		NA		NA		NA		NA		NA		NA		NA		NA		NA		NA

Deployment EBITDA	$55,741		$50,733		$46,472		$46,961		$52,201		$50,566		$36,807		$24,620		$23,779		$18,920		$13,504
EBITDA Margin	97.7%		97.4%		95.9%		95.8%		96.1%		96.1%		96.1%		96.1%		96.1%		96.1%		96.1%

Phase I Screens	3,724		3,724		3,724		3,724		3,724		3,538		2,234		1,080		1,080		931		931
Phase II Screens	1,815		2,503		2,503		2,514		2,514		2,514		2,514		2,514		2,354		1,729		699

Phase I Rev/Screen	$11,824		$10,646		$9,750		$9,848		$10,980		$10,980		$10,980		$10,980		$10,980		$10,980		$10,980
Y/Y Growth	1.4%		(10.0%)		(8.4%)		1.0%		11.5%		0.0%		0.0%		0.0%		0.0%		0.0%		0.0%
Screen Turnover	9.9	x	8.9	x	8.1	x	8.2	x	9.2	x	9.2	x	9.2	x	9.2	x	9.2	x	9.2	x	9.2	x
VPF Estimate	1,200		1,200		1,200		1,200		1,200		1,200		1,200		1,200		1,200		1,200		1,200

Phase II Rev/Screen	$10,452		$5,537		$4,858		$4,915		$5,470		$5,470		$5,470		$5,470		$5,470		$5,470		$5,470
Y/Y Growth	(17.7%)		(47.0%)		(12.3%)		1.2%		11.3%		0.0%		0.0%		0.0%		0.0%		0.0%		0.0%
VPF Estimate	1,061		624		598		599		598		598		598		598		598		598		598

Projector Residual Value Per Screen																			0		15,000
PV of Deployment Cash Flow @8.0% Discount Rate							$11,912		$48,335		$43,352		$29,218		$18,097		$16,183		$11,923		$38,843

	DIGITAL CINEMA SERVICES CASH FLOWS ($ in 000s)
Services Revenue	$18,128		$12,932		$12,558		$12,161		$13,508		$13,391		$11,736		$10,266		$10,107		$9,294		$8,268
Services EBITDA	$4,355		$8,126		$9,227		$9,242		$10,278		$10,189		$8,930		$7,811		$7,690		$7,072		$6,291
EBITDA Margin	24.0%		62.8%		73.5%		76.0%		76.1%		76.1%		76.1%		76.1%		76.1%		76.1%		76.1%

PV of Services Cash Flow @8.0% Discount Rate							$2,319		$9,517		$8,735		$7,089		$5,742		$5,234		$4,456		$3,671

Source: Company Filings and Sabra Capital Research

As it relates to expenses and expenditures, we support the Company’s investments to capitalize on its growing CEG business but must insist such investments adhere to a high return on capital threshold. Shareholders deserve to see the payback and returns from existing channels before the Company allocates significant incremental capital into new projects. In essence, we require evidence that the OTT platform is beginning to bear fruit before committing a large portion of the recent capital raise into a competitive space given management’s unproven success. The Company indicated it would not act like “drunken sailors” with the new capital. However, given the poor track record of oversight by the board, we will seek board representation to ensure judicious analysis overrules unfettered spending. Furthermore, we expect the Company to scrutinize its expense structure and control costs while it pursues its various growth initiatives.

For the last several years, the only ones losing money have been the shareholders. Aside from the CEO, Chris McGurk, accepting his fiscal 2015 retention bonus of $250,000 in stock, which we applaud, there has been no insider buying at the Company. NONE. The management team purports to own a significant stake in the Company but the actual shares owned by its directors and executive officers are less than 4mm shares after excluding out-of-the-money options and warrants. It is unacceptable that the board doesn’t represent a larger portion of its constituency base and have a more meaningful ownership stake in the Company. For the management team to continually claim that the stock is “ridiculously” undervalued is ironic when they refuse to put their own money into the stock – as the rest of the shareholders do – as opposed to receiving shares/options as part of their employment agreements. Stock Ownership Guidelines need to be established for its executive officers. Moreover, the Stock Ownership Guidelines for its non-employee directors is insufficient and needs to be heightened.

Sabra Capital Partners, LLC	Tel: 312.420.8582

We strongly believe that the current market value does not represent the inherent value of the Company’s assets or the impending cash flow to be realized by the Company’s CEG business. In short, the security price is detached from the fundamentals of the Company. Importantly, this assumes the Company does not create any more self-inflicted wounds. During a conversation with management on April 14, 2015, to discuss the Company’s strategy and weak stock price, we were asked for additional patience. A week later, shareholders were grossly punished in an ill-conceived convertible deal. Our patience is over. The common shares of Cinedigm have performed miserably over any period of time. As such, we are seeking to reconfigure the board as a necessary step to protect and enhance shareholder value. We look forward to engaging in a constructive dialogue.

Best Regards,

/s/ Zvi Rhine

Zvi Rhine

Principal

Sabra Capital Partners

Sabra Capital Partners, LLC	Tel: 312.420.8582